EXHIBIT 2

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital within the past sixty days prior to 9/2/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
7/7/2025	Sell	31,293	6.43
7/10/2025	Sell	674	6.46
7/11/2025	Sell	54,055	6.47
7/14/2025	Sell	6,792	6.47
7/18/2025	Sell	550	6.38
7/22/2025	Sell	4,064	6.44
7/23/2025	Sell	1,627	6.49
8/6/2025	Sell	8,864	6.49
8/12/2025	Sell	3,631	6.53
9/2/2025	Sell	42,598	6.84